 23 - Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hooker Furniture Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-128942) on Form S-8 of Hooker Furniture Corporation and subsidiaries of our reports dated April 15, 2008, with respect to the consolidated balance sheets of Hooker Furniture Corporation as of February 3, 2008 and January 28, 2007, and the related consolidated statements of operations, cash flows and shareholders' equity for each of: the fifty-three week period ended February 3, 2008; the two-month transition period ended January 28, 2007; and the twelve-month periods ended November 30, 2006 and 2005 and the effectiveness of internal control over financial reporting as of February 3, 2008, which reports appear in the February 3, 2008 annual report on Form 10-K of Hooker Furniture Corporation.

Our report on the consolidated financials statements refers to a change to the method for accounting for uncertainties related to income taxes for 2008.

Greensboro, North Carolina
April 15, 2008